Purchase and Sale Agreement

This Purchase and Sale Agreement (this “Agreement”), dated as of July 6, 2021 (the “Effective Date”), is entered into by and between Labor Smart, Inc., (“Labor Smart”), Takeover Industries, Inc. (“Takeover”) (Labor Smart and Takeover may be referred to collectively as the “Seller”), and Ryan Schadel (“Schadel”).

RECITALS

WHEREAS, Labor Smart, Inc., entered into a Stock Purchase Agreement and a Business Purchase Agreement (collectively, the “Purchase Agreement”) with the shareholders of Takeover on February 26, 2021, with TakeOver becoming a wholly owned subsidiary of Labor Smart, and the shareholders of Takeover collectively assuming a controlling voting interest of Labor Smart;

WHEREAS, Labor Smart is in the business of providing temporary staffing and employment services (the “Staffing Business”, as defined in Section 1 below);

WHEREAS, TakeOver is in the business of creation and sale of food, beverages and associated lifestyle brands (the “Takeover Business”);

WHEREAS, Prior to the closing of the Purchase Agreement, the CEO of Labor Smart was Schadel, a resident of Georgia;

WHEREAS, Joseph “Joe” Pavlik, the CEO of TakeOver, has become the CEO of Labor Smart and has installed new management and a sales team to operate the Takeover Business;

WHEREAS, Labor Smart, through Schadel, continued to operate the Staffing Business subsequent to the closing of the Purchase Agreement without the knowledge of TakeOver’s management team; and

WHEREAS, TakeOver and Labor Smart wish to sell the Staffing Business in its entirety, including all assets and liabilities of any kind or nature related to the Staffing Business, which may have exist as of the date of this Agreement, or which may arise subsequent to the date of this Agreement, whether known or unknown,, to Schadel.

NOW THEREFORE, in consideration of the mutual promises of Seller and Schadel contained herein, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, on the Effective Date, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Sale and Purchase of Staffing Business

With the execution and delivery of this Agreement, Seller shall have sold, transferred, assigned and conveyed to Schadel, and Schadel shall have purchased and received from Seller, all one hundred percent (100%) of Seller’s rights, title to and interest in the Staffing Business, all of Seller’s interest in all of Seller’s rights, title to, interests in, and obligations under all contracts, agreements, assets, and liabilities of any kind or nature, known or unknown, which exist as of the date of this Agreement or that exist subsequent to the date of this Agreement pertaining to said Staffing Business. “Staffing Business” means and includes all of Seller’s rights, title and interest in any business operating within Labor Smart before the closing of the Purchase Agreement, and, after the TakeOver purchase, any business providing employment or staffing services or any other business of any kind or nature operated by Schadel not disclosed to TakeOver. “Staffing Business” further includes all of Seller’s rights, title to, interests in and obligations under agreements, contracts and all liabilities related to the Staffing Business as defined herein.

2.2	Assignments and Assumptions

Upon execution of this Agreement, Seller shall sell, transfer, convey and assign to Schadel, and Schadel shall purchase, receive and assume from Seller, all of Seller’s rights, title to, interests in and liabilities and obligations in connection with the Staffing Business. It is explicitly agreed and acknowledged by Schadel that Labor Smart, Takeover, and each of their respective officers and directors shall have no liability for any of the liabilities associated with the Staffing Business or any other business operated by Schadel or his affiliates either prior to, or subsequent to the date of this Agreement.

3.	Purchase Price

In exchange for the assets, liabilities, and interests purchased, transferred, conveyed and assigned by Seller to Schadel, Schadel shall pay a non-refundable cash fee of Five Hundred Thousand Dollars ($500,000) as follows:

1. Upon execution, Schadel will pay $300,000 cash to Labor Smart or Takeover, in the discretion of the board of directors of Labor Smart.

2. Within 90 days of the Effective Date, Schadel will pay, or will cause to be paid, an additional $200,000 to Labor Smart or Takeover, in the sole discretion of the board of directors of Labor Smart.

3. Schadel will assume the approximately $1,300,000 of known debt related to the Staffing Business, as well as all other debts related to the Staffing Business that are unknown to Labor Smart and Takeover.

4. Schadel will assume all liability for repayment on two promissory notes from Alpha Capital, Inc. to Takeover, which are as follows: (i) a promissory note for $150,000, executed on April 20, 2021; and (ii) a promissory note for $90,000, executed on May 25, 2021.

5. With respect to the Staffing Business, Schadel will assume any and all associated leases, liabilities, loans, claims, accounts, known or unknown, public or private, now known or in the future, including but not limited to:

(i) A Paycheck Protection Program Loan to Laborsmart, Inc., SBA Loan #6345837805, in the amount of $1,007,000.

(ii) Any Alpha Capital Group, Inc. promissory notes or other debts related to Laborsmart, Inc., Labor Smart, Inc. or the Staffing Business.

5.	Representations and Warranties of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

The Seller has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Seller’s Board has (i) determined that this Agreement is fair to, advisable and in the best interests of the Seller and its stockholders, and (ii) approved and declared advisable this Agreement. This Agreement has been duly executed and delivered by the Seller and assuming the due authorization, execution and delivery by Schadel, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

Representations and Warranties of Schadel.

Ryan Schadel represents and warrants as follows:

The Staffing Business is duly organized, validly existing and in good standing under the laws of the states in which it operates. The Staffing Business is qualified to do business in and is in good standing under the laws of each state in which it does business or holds property, other than other than any failure to be so qualified or in good standing that would not have a material adverse effect (“MAE”) on the Staffing Business to be transferred, considered collectively as a whole.

The Staffing Business is not subject to, and Schadel does not believe there is any potential for, any judgments, liens, contracts, lawsuits, potential lawsuits, claims, loans, debts, encumbrances, demands, rights, actions, causes of action, damages, losses, obligations, duties, suits, costs, expenses, matters and issues of any kind or nature whatsoever, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued other than those specifically identified in this Agreement, and Schadel has not failed to disclose any such liabilities to Seller.

All banks account associated in any way with the Staffing Business have been identified by Ryan Schadel.

Schadel has the ability to pay the purchase price listed in Section 3 of this Agreement.

All taxes due under or with respect to the Staffing Business have been properly and timely paid when due, or funds have been set aside by Schadel for such purpose.

6.	Assumption of Obligations

As of the Effective Date, and for purposes of clarity, it is explicitly agreed and acknowledged by Schadel that Labor Smart, Takeover, and each of their respective officers and directors shall have no liability for any of the liabilities associated with the Staffing Business or any other business operated by Schadel or his affiliates either prior to, or subsequent to the date of this Agreement, and Shadel shall assume all such liabilities.

7. Integration. As of the Effective Date, this document and any attachments hereto contain the entire understanding of the parties related to the sale of the Staffing Business to Schadel, and there are no additional oral agreements, understandings or representations relied upon by the parties.  Any modifications must be in writing and signed by all parties. As time is of the essence for this transaction, the parties recognize that addenda to this Agreement may be necessary, particularly with regard to the liabilities of the Staffing Business. The parties agree to work together to create any such addenda.

8.  Indemnity.  Seller has relied on the accuracy of information supplied by Schadel in order to enter into this Agreement.  Seller assumes no responsibility for accuracy of such information or for errors or omissions.   Schadel shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Seller, all of its affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission, liability, or event involving or relating to the Staffing Business or any other business operated by Schadel or his affiliates, known or unknown, and that occur subsequent to the date of this Agreement, or that have occurred prior to the date of this Agreement; (b) the material inaccuracy of any representation or warranty of Schadel set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (c) the material breach of, or failure to, perform or satisfy, any of the covenants of Schadel set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (d) any liability of Schadel not expressly assumed by Seller hereunder.

Schadel agrees to defend, indemnify and hold harmless Seller and its agents, partners, officers, directors, contractors and advisors against any damages, losses, claims, liabilities and/or lawsuits to which any of them may become subject in connection with services rendered herein, this Agreement or caused or alleged to be caused by the acts or omissions of Schadel, including payment of all reasonable attorneys’ fees and litigation expenses incurred by them arising from or in connection with any action or claim made in connection therewith, whether or not resulting in any liability. Provisions of this Section shall indefinitely survive termination or expiration of this Agreement.

It is understood that Schadel will obtain his own legal, accounting, tax, investment or securities advice in connection with this transaction.

9.	Conflict Waiver

Schadel and Seller each acknowledge that they have been involved in Labor Smart at one time, and that they and their counsel may have had access to material information. The parties agree to waive any conflicts of interest because of their association with Labor Smart. Counsel for the parties (i.e., Mitchell Silberberg & Knupp LLP and Karish & Bjorgum PC) have not negotiated any term herein but have merely attempted to reduce to writing the agreements reached between the parties. Schadel and Seller have been advised that a conflict of interest exists between their respective interests. As a result, Schadel and Seller have been advised to consider seeking the advice of their own independent counsel. Each of Schadel and Seller hereby acknowledge that it had ample opportunity to do so, has obtained such independent advice as it deems necessary, or has elected not to seek such independent advice. Each of Schadel and Seller further acknowledge and agree that any and all claims against (i.e., Mitchell Silberberg & Knupp LLP and Karish & Bjorgum PC) regarding any possible conflict of interest with regard to this Agreement, the Exhibits and Schedules hereunder, the preparation thereof, are now and are forever irrevocably waived.

10.	Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

11.	Multiple Counterparts

This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Schadel or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

12.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws.

13.	Notices

All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telecopier, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

To Schadel:

Ryan

To Seller:

Takeover Industries, Inc.

c/o Eric Bjorgum

Karish & Bjorgum

119 E. Union St., Suite B

Pasadena, CA 91103

Fax: (213) 995-5010

14.	Like-Kind Exchange

Either of Seller and Schadel may consummate (and the other Parties represent and commit that they shall reasonably cooperate with) the sale/acquisition of the Staffing Business as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that; (i) the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any party’s obligations under this Agreement; and (ii) no Party shall be required to acquire or hold title to any real property for purposes of consummating the other party’s Exchange; and (iii) neither Party shall incur any cost or liability in connection with the other Party’s exchange. No Party shall, by this Agreement or acquiescence to the other Party’s exchange, have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the other party that any Exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, effective as of the Effective Date.

Takeover Industries, Inc.	Ryan Schadel

By: Toby McBride	/s/ Ryan Schadel
Name: Toby McBride	Dated: 7/14/2021
Its: Chief Executive Officer

Dated: 7/14/2021

Labor Smart, Inc.

/s/ Joe Pavlick
Joe Pavlick
Its: Chief Executive Officer
Dated: 7/14/2021